EXHIBIT 10(a)

RESIGNATION AND SEVERANCE AGREEMENT

This Agreement is made and entered into as of August 17, 2006, by and between James Nicholas Bayne, a resident of Presque Isle, Maine (“Bayne”), and Maine & Maritimes Corporation, a Maine corporation, with its principal place of business in Presque Isle, Maine (the “Company”).  The term Company shall also include all direct and indirect wholly owned subsidiaries of the Company and all other entities in which the Company or any of its direct or indirect subsidiaries has an ownership interest.  The Company and Bayne shall be referred to collectively herein as the “Parties”.

WHEREAS, Bayne is presently employed as the President and CEO of the Company, as well as serving as a member of its Board of Directors, holding the following subsidiary or affiliate positions (a) Chief Executive Officer and Director of Maine Public Service Company, (b) Chairman of the Board of Directors of The Maricor Group and its subsidiary, The Maricor Group Canada, Ltd., and Director of its subsidiary, The Maricor Group New England, Inc., (c) President, CEO and a Director of Maricor Technologies, Inc., together with any other positions he may hold with the Company and its affiliates hereinafter collectively referred to as his “Position;” and

WHEREAS, Bayne wishes to resign his Position with the Company, and the Company is willing to accept Bayne’s resignation; and

WHEREAS, the Parties wish to set forth the terms and conditions of Bayne’s resignation, including the terms of his separation; and

WHEREAS, the Parties to this Agreement desire to fully finalize and compromise, settle and resolve and release all claims, disputes, grievances and causes of action of any kind whatsoever, which the Company may have against Bayne, or Bayne may have against the Company, including but not limited to all claims arising out of Bayne’s employment with the Company; and

WHEREAS, the Parties wish to assure that Bayne is fully indemnified and held harmless to the fullest extent possible for any and all of Bayne’s activities while employed by the Company; and

WHEREAS, the entering into this Agreement is not an admission of any liability or wrongdoing on the part of any party;

NOW THEREFORE, in consideration of the payments and mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Bayne hereby agrees to resign his Position and any other office he may have with the Company, effective immediately by signing the resignation form attached as Exhibit A.

2.             In consideration of Bayne’s promises, covenants, agreements, and releases set forth herein, including but not limited to Bayne’s post-termination obligations set forth in Paragraphs 4, 5 and 7, the Company agrees to:

A.  Pay to Bayne Fifty Thousand Dollars ($50,000.00) within ten (10) days of the execution of this Agreement, less all applicable federal and state withholding.

B.  Pay to Bayne three equal payments of Fifty Eight Thousand Three Hundred Thirty-Four Dollars ($58,334.00) on January 10, 2007, April 10, 2007 and July 10, 2007, less all applicable federal and state withholding.

3.             Benefit Continuation.  The Company shall pay the following benefits to Bayne commencing on August 17, 2006:

A.            The costs under COBRA for Bayne’s present family health insurance coverage for twelve (12) months from August 17, 2006, unless Bayne has earlier become employed by a new employer who provides family health insurance with coverage benefits at least equal to those provided by the Company;

B.            All accrued, but unused, vacation time for the present calendar year;

C.            Nine Thousand Dollars ($9,000.00), which may be used by Bayne for any purpose, such as housing relocation costs or personal attorney’s fees.  At Bayne’s direction, the Company will pay any or all of such $9,000.00 directly to the third party provider of any such services or to Bayne;

D.            Payment or reimbursement of actual expenses associated with Bayne providing reasonable transitionary services to the Company in the support of or to address any business or regulatory issues.

E.             Continuance, conversion or replacement of life insurance for a period of twelve (12) months by the Company in the amount of $225,000;

F.             Reimbursement to Bayne for all reasonable travel and other expenses incurred by Bayne through August 17, 2006, in accordance with the terms of the Company’s policies with respect to expense reimbursement.

4.             Nondisclosure.  Bayne agrees not to discuss, disclose, publicize or otherwise communicate or reveal the terms, conditions, contents or the existence of this Agreement, with or to any person or entity, except members of his immediate family, his personal attorney and/or his financial advisor (each of whom shall be informed by him of this confidentiality provision and shall be required by him to keep this information confidential, except when otherwise expressly required by law.)  The Company agrees not to discuss, disclose, publicize or otherwise communicate or reveal the terms, conditions, contents or the existence of this Agreement, with or to any person or entity, except the senior management of the Company, including the Board of Directors and the necessary personnel in the Human Resources department and, as necessary, with any legal, tax or accounting advisors (each of whom shall be informed by the Company of this confidentiality provision and shall be required to keep this information confidential, except when otherwise required by law.)  The Parties recognize that certain disclosures may be required for compliance purposes by the Securities Exchange Commission and/or the American Stock Exchange.

5.             Resignation announcement, reference letter and non-disparagement; Cooperation.

A.            The Company agrees to provide to the public an announcement in the form attached hereto as Exhibit B, announcing Bayne’s resignation.  The Company agrees not to make any statement inconsistent with such announcement.

B.            The Company will provide Bayne with a reference letter for future employment in the form attached hereto as Exhibit C.  The Company and its representatives agree not to make any statement inconsistent with the contents of the reference letter.

C.            Bayne agrees not to write, say, express, communicate or relate anything derogatory, disparaging or defamatory about the Company or any of the Releasees (as defined in Paragraph 9 below), or their business practices and activities, to any third person or entity, except as may be expressly required by law; provided that, Bayne shall not be restricted from making any statements which are considered normal business statements should Bayne work for a company or in a sector of industry that is in part or in whole engaged in the same or related business activities as the Company.

D.            For up to one year following the date of this Agreement, Bayne agrees to provide reasonable transition services to the Company, totaling up to 50 hours, for no additional consideration (except as set forth in Section 3(d) above).  Such services may include, without limitation, answering questions posed by the officers, directors or other agents of the Company, reviewing documents pertaining to the Company and its affairs and, at time mutually convenient to the Company and Bayne, traveling at the Company’s request.  Bayne agrees to provide services exceeding 50 hours at a rate of $250 per hour.

E.            The Company and its directors agree not to say, write, express, communicate or relate anything derogatory, disparaging or defamatory about Bayne to any third person or entity, except as may be expressly required by law.

6.             Confidential Information.

The Parties agree that in the performance of his services as Director, CEO and President, Bayne gained access to confidential and proprietary information, which is owned or controlled by the Company or in possession of the Company, including but not limited to trade secrets and other confidential proprietary business, technical, personnel and financial information.  Bayne agrees that he will keep such information confidential and that he will not directly or indirectly utilize such information for his own purposes or disclose, divulge or reveal any confidential information to any entity or person outside of the Company; provided that any such information that is disclosed by a party other than Bayne and not in derogation of any confidentiality obligation of such disclosing party or by Bayne other than in violation of this Agreement or his duties to the Company, shall be deemed to be public information and not subject to this restriction.

7.             Surrender of Company Property.

Bayne agrees that at the termination of his employment, he will immediately deliver to the Company all property belonging to the Company, including any documents and materials of any nature pertaining to Bayne’s work with the Company, and will not take with him any documents or materials of any description containing or pertaining to any confidential information as set forth in Paragraph 5 above.  It is understood that Bayne is free to use information that is in the public domain, but not in the public domain as a result of a breach of this Agreement.

8              Directors and Officers Insurance.

The Company shall provide directors and officers insurance continuance for Bayne.  Such insurance shall be provided on a basis at least as favorable as the Company maintains for other officers of the Company or any successor or assign of the Company.  The Company shall also indemnify and hold Bayne harmless from any costs or losses resulting from any claim or action which may be brought at any time against Bayne or the Company based upon any of Bayne’s actions as an employee of the Company, including but not limited to all of his actions as President and Chief Executive Officer.  This indemnification and hold harmless shall apply to the fullest extent permitted under law.

Bayne will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.  The Parties’ respective obligations in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation, any right of setoff, counterclaim, recoupment, defense or other right which the other party hereto may have.

9              Release of Claims.

In consideration of Bayne’s promises, covenants and agreements, the Company for itself and for any of its predecessors, successors and assigns and/or parent companies, subsidiaries, affiliates, divisions, hereby expressly releases, acquits and forever discharges Bayne and all his heirs, assigns and executors of and from any and all claims, demands, complaints, liabilities, causes of action, controversies, damages, charges, injuries, losses and deaths, whether at law or in equity, of any kind or nature whatsoever, whether asserted or unasserted, whether known or unknown, whether disclosed or undisclosed and whether suspected or unsuspected, which they now have, ever had, or hereafter claims to have had against Bayne, from the beginning of time to the date he executes this Agreement, including but not limited to (1) any and all claims, charges or causes of action of any kind whatsoever resulting from, arising out of or connected directly or indirectly with Bayne’s employment with the Company or the termination of that employment, as provided for in this Agreement, and (2) any and all claims of whatever kind whatsoever, resulting from, arising out of or connected directly or indirectly with any relationship between Bayne and the Company.  This release is binding upon the Company’s successors and assigns.

Bayne, for himself, his heirs, executors, administrators, agents, successors in interest, assigns, and legal representatives, hereby expressly releases, acquits and forever discharges the Company, and its parent companies, subsidiaries, affiliates, divisions, successors and related companies, and each and all of their current or former agents, officers, directors, shareholders, members, employees, representatives, attorneys, successors, predecessors, assigns and insurers, and all persons acting by, through, under or in concert with any of them (referred to collectively as the “Releasees”), of and from any and all claims, demands, complaints, liabilities, causes of action, damages, attorney’s fees, charges, agreements, promises, obligations, rights, remedies, suits, injuries, debts, and expenses, whether at law or in equity, of any kind or nature whatsoever, whether asserted or unasserted, whether known or unknown, whether disclosed or undisclosed, and whether suspected or unsuspected, which he now has, ever had, or hereafter claims to have or have had against the Releasees, and each or any of them, as of or prior to the date he executes this Agreement, including but not limited to (1) any claims, losses, injuries or damages of any kind whatsoever resulting from, arising out of or connected directly or indirectly with his employment with the Company, or the termination of that employment, or any other relationship between him and the Company or any of the Releasees; (2) any and all claims or rights under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Rehabilitation Act, the Maine Human Rights Act, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act of 1990, or any other federal, state or local laws, regulations or ordinances prohibiting discrimination or retaliation, the Maine Whistleblower law; (3) any and all claims arising under any federal, state or local laws concerning aviation, products licensing rights, or any other aspect of any safety laws regarding the flying or airplanes including any OSHA regulations applicable to such activities; (4) any and all claims growing out of any legal restrictions on the Company’s right to terminate its employees; and (5) any other claims under federal, state or local laws or common law, including but not limited to, any claims for breach of contract expressed or implied, breach of implied covenant, breach of oral or written promise, wrongful termination, wrongful discharge and violation of public policy, affliction of emotional distress, loss of consortium, personal injury arising out of or in the course of work, defamation or other injury resulting from any oral or written statement, inference with contractual relations, interference with professional business or economic advantage, and misrepresentation and violations of employment contracts expressed or implied.  This Release is binding upon Bayne’s heirs, successors and assigns, and administrator or executor of his estate.

The Parties expressly acknowledge and agree that the release contained herein is given in exchange for valuable consideration.

10.           Effect of Prior Agreements.

This Agreement will supercede any prior employment agreement between Bayne and the Company (or any of its affiliates or parents), and any such prior employment agreement will be deemed terminated without any remaining obligations of either thereunder; provided that all of Bayne’s rights in the Company’s 401(k) plan and the Company’s defined benefit pension plan shall be retained.

11.           Modification/Waiver.

This Agreement may not be modified or amended except in writing and signed by the Parties.   No term or condition of this Agreement will be deemed to have been waived except when waived in writing by the party charged with waiver.  A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or have any impact on anything other than that which is specifically waived.

12.           Product of Negotiation; Further Assurances.

The Parties acknowledge and agree that this Agreement and its reduction to final written form was the result of good faith negotiations between the Parties, each of whom was represented by counsel, and that any statute or rule of construction that ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement.  The Parties hereto agree that for no additional consideration they shall execute such other documents from time to time as may be necessary or desirable to more fully implement the purposes of this Agreement.

13.           Arbitration.

A.            Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof, which cannot be settled by mutual agreement, will be finally settled by arbitration in accordance with the Federal Arbitration Act (of if not applicable, the applicable state arbitration law) as follows:  Any party who is aggrieved will deliver a written notice to the other party setting forth the specific points in dispute.  Any points remaining in dispute twenty (20) days after the giving of such written notice, may be submitted by either party, upon ten (10) days prior written notice to the other party for arbitration in Portland, Maine, to the American Arbitration Association (or if by mutual agreement, to some other party for selection of an arbitrator), before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, National Rules for the Resolution of Employment Disputes, modified only as expressly provided herein.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

B.            The decision of the arbitrator on the points in dispute will be final and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

C.            The arbitrator will be authorized to apportion his/her fees and expenses as the arbitrator deems appropriate.  In the absence of such apportionment, the fees and expenses of the arbitrator will be borne equally by each party and each party will bear the fees and expenses of its or his own attorney.

D.            Notwithstanding the arbitration of disputes under this Agreement, nothing herein shall limit the right of the Company to seek and obtain temporary and preliminary injunctive relief in the event of a breach or threatened breach of this Agreement by Bayne, provided that following the entry of any temporary or preliminary injunction the litigation shall then be stayed pending the outcome of the arbitration.

14.           Severability.

All provisions of this Agreement are intended to be severable.  In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement.  The Parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law.

15.           Governing Law.

This Agreement has been executed and delivered in the State of Maine, and its validity, interpretation, performance and enforcement will be governed by the internal laws of that State.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of August 17, 2006.

JAMES NICHOLAS BAYNE

/s/ Susan Brown	/s/ J. Nicholas Bayne
Witness

MAINE & MARITIMES CORPORATION

/s/ Patrick Cannon	By:	/s/ Richard Daigle
Witness		Its: